WARRANT AGREEMENT
     THIS WARRANT AGREEMENT (this “Agreement”) is made as of the [___] day of [                    ], 2008 between Liberty Lane Acquisition Corp., a Delaware corporation, with offices at One Liberty Lane, Hampton, New Hampshire 03842 (the “Company”), and American Stock Transfer & Trust Company, a New York corporation, with offices at 59 Maiden Lane, New York, New York 10038 (the “Warrant Agent”).
     WHEREAS, in connection with the Company’s formation, the Company issued 8,703,000 warrants, up to 1,135,000 of which warrants are subject to forfeiture if the Underwriter (as defined below) does not exercises the Option (as defined below) in full (the “Initial Warrants”), each whole warrant exercisable for one share of common stock of the Company, par value $0.001 per share (the “Common Stock”), which Initial Warrants are held of record on the date hereof by the investors listed on Schedule I hereto (the “Initial Investors”);
     WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of its units (“Units”), each Unit consisting of one share of Common Stock and one half (1/2) of one warrant, each whole warrant exercisable for one share of Common Stock, and in connection therewith, has determined to issue and deliver up to (i) 35,000,000 Units plus up to an additional 5,250,000 Units if the underwriter (the “Underwriter”) exercises its option (the “Option”) to purchase additional Units in full (the “Public Units”) to the public investors, and (ii) 3,500,000 warrants plus up to an additional 525,000 warrants if the underwriter exercises the Option in full, each whole warrant exercisable for one share of Common Stock, to Liberty Lane Funding LLC (the “Sponsor”) to be issued in one or more private placements immediately prior to the closing of the Public Offering and/or each Option closing, as applicable (the “Insider Warrants”);
     WHEREAS, the warrants that are part of the Public Units are referred to herein as the “Public Warrants” (together with the Initial Warrants and the Insider Warrants, the “Warrants”);
     WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (File No. 333-149886) (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Act”) of, among other securities, the Public Warrants;
     WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, call, exercise and cancellation of the Warrants;
     WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
     WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
     1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.
     2. Warrants.
     2.1. Form of Warrant. The certificates evidencing the Warrants (the “Warrant Certificates”) shall be issued in registered form only and shall be in substantially the form of Exhibit A attached hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, any one of the Chairman of the Board of Directors, Vice Chairman of the Board of Directors, President, any Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Public Warrants shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., a nominee of the Depositary (each a “Book-Entry Warrant Certificate”).
     2.2. Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant, or portion thereof, may be issued as part of, and be represented by, a Unit, and any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of the Depositary or other book-entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.
     2.3. Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
     2.4. Registration.
     2.4.1. Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depositary (such institution, with respect to a Public Warrant in its account, a “Participant”).
     2.4.2. Beneficial Owner; Registered Holder. The term “beneficial owner” shall mean, on or after the Detachment Date (as defined below), any person in whose name ownership of a beneficial interest in the Public Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depositary or its nominee, and prior to the Detachment Date, the person in whose name the Public Unit to which such Book-Entry Warrant Certificate was initially attached as registered upon the register relating to such Public Units. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
     If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive Warrant Certificates in physical form evidencing such Public Warrants.
     2.5. Detachability of Warrants. The securities comprising the Public Units will not be separately transferable until the detachment date (the “Detachment Date”), which shall be the 35th day after the date of the final prospectus relating to the Public Offering unless Goldman, Sachs & Co. informs the Company of its decision to allow earlier separate trading, but in no event will separate trading of the securities comprising the Public Units be allowed until the Company files a Current Report on Form 8-K (the “Initial 8-K”) with the SEC which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering, and an additional Current Report on Form 8-K including the proceeds received by the Company from the exercise of the Option, if the Option is exercised after the filing of the Initial 8-K, and issues a press release announcing when such separate trading will begin. Public Units may be separated, and Public Warrants previously included therein may be transferred, only in increments of one whole Public Warrant, and Registered Holders separating Public Units will receive only the number of whole Public Warrants represented by their Public Units. Any fraction of a Public Warrant that would result from the separation of a number of Public Units shall immediately expire and become void with no further rights hereunder.
     2.6. Insider Warrants. The Insider Warrants shall have the same terms and be in the same form as the Public Warrants, except that (i) the Insider Warrants may be exercised by paying cash or on a cashless basis at the option of the Sponsor or its Permitted Transferees (as defined below), (ii) the Insider Warrants are non-redeemable so long as they are held by the Sponsor or its Permitted Transferees, (iii) the Insider Warrants will be exercisable even in the absence of an effective registration statement registering the underlying shares of Common Stock, and (iv) the Insider Warrants (and the Common Stock issuable upon exercise of such Insider Warrants) may not be sold or transferred, other than to a Permitted Transferee, until 30 days after the consummation by the Company of its Business Combination (as defined below). “Permitted Transferee” means (i) the Company, any of the Company’s officers, directors and employees, any Affiliates (as defined below) or Family Members (as defined below) of such individuals, the Sponsor, Liberty Lane Partners LLC (“Liberty Lane Partners”), any Affiliates of the Company, the Sponsor, or Liberty Lane Partners and any officers, directors, members and employees of the Sponsor, Liberty Lane Partners or such Affiliates, (ii) any charitable organization, (iii) any individual pursuant to a qualified domestic relations order, (iv) if the transferor is a corporation, partnership or limited liability company, any stockholder, partner or member of the transferor, and (v) any individual or entity by virtue of laws or agreements governing descent or distribution upon the death or dissolution of the transferor; provided, that, any such transferees agree in writing to become subject to the same transfer restrictions as the transferor. The term “Affiliate” has the meaning set forth in Rule 405 under the Act (in effect on the date hereof). “Family Member” of a person means such person’s present spouse and/or domestic partner, parents, lineal ascendants or descendants or any siblings of any of the foregoing, any descendants of any sibling of such person, or any estate planning vehicle formed primarily for the benefit of such person or any of the foregoing persons. The term “Business Combination” has the meaning set forth in the Company’s certificate of incorporation, as amended from time to time.
     2.7. Initial Warrants. The Initial Warrants shall have the same terms and be in the same form as the Public Warrants, except that (i) 4,351,500 of the Initial Warrants have a Warrant Price (as defined below) of $7.50 per share and 4,351,500 of the Initial Warrants have a Warrant Price of $10.00 per share, (ii) the Initial Warrants will not become exercisable until the last sales price of the Common Stock on The NASDAQ Stock Market LLC, or other national securities exchange on which the Common Stock may be traded, equals or exceeds $11.00 per share (subject to proportional adjustment in the event of any adjustment to the Warrant Price or the number of shares of Common Stock issuable on exercise of each Warrant as provided in Section 4) for any 20 trading days within any 30 trading day period beginning at least 30 days following the consummation of the Business Combination, (iii) the Initial Warrants may be exercised by paying cash or on a cashless basis at the option of an Initial Investor or its Permitted Transferees, (iv) the Initial Warrants are not redeemable so long as they are held by an Initial Investor or its Permitted Transferees, (v) the Initial Warrants will be exercisable even in the absence of an effective registration statement registering the underlying shares of Common Stock, (vi) the Initial Warrants (and the Common Stock issuable upon exercise of such Initial Warrants) may not be sold or transferred, other than to a Permitted Transferee, until 180 days after the consummation by the Company of its Business Combination.
     3. Terms and Exercise of Warrants.
     3.1. Method of Exercise. A Registered Holder may exercise a Warrant by delivering, not later than 5:00 P.M., New York City time, on any business day (the “Exercise Date”) during the applicable Exercise Period (as defined below) to the Warrant Agent at its corporate trust department (i) the Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, book entry credits representing the Warrants to be exercised (the “Book-Entry Warrants”) free on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purpose in writing by the Warrant Agent to the Depositary from time to time, (ii) a subscription form (“Subscription Form”), properly completed and executed by the Registered Holder on the reverse of the Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the Warrant Price for each Warrant to be exercised in lawful money of the United States of America by certified or official bank check or by bank wire transfer in immediately available funds (or as otherwise agreed to by the Company) (or, for a Registered Holder exercising the Conversion Right (as defined below), the documents required pursuant to Section 3.5). Warrants may be exercised only in increments of one whole Warrant.
     If any of (A) the Warrant Certificate or the Book-Entry Warrants, (B) the Subscription Form, or (C) the Warrant Price therefor, is received by the Warrant Agent after 5:00 P.M., New York City time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on, and the Exercise Date shall be, the next succeeding business day. If the date specified as the Exercise Date is not a business day, the Warrants will be deemed to be received and exercised on, and the Exercise Date shall be, the next succeeding business day. If the Warrants are received or deemed to be received after the applicable Expiration Date (as defined below), the attempted exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the Registered Holder or Participant, as the case may be, as soon as practicable. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the Registered Holder, the Warrant Agent and any other person. Neither the Company nor the Warrant Agent shall have any obligation to inform a Registered Holder or any other person of the invalidity of any exercise of Warrants.
     The Warrant Agent shall deposit all funds received by it in payment of the Warrant Price in the account of the Company maintained with the Warrant Agent for such purpose and shall advise the Company at the end of each day on which funds for the exercise of the Warrants are received of the amount so deposited to its account. The Warrant Agent shall promptly confirm such telephonic advice to the Company in writing.
     The accrual of dividends, if any, on the shares of Common Stock issued upon the valid exercise of any Warrant will be governed by the terms generally applicable to the shares of Common Stock. From and after the Exercise Date, except that, if such Exercise Date is a date when the stock transfer books of the Company are closed, from and after the next succeeding date on which the stock transfer books are open, the former holder of the Warrants exercised will be entitled to the benefits generally available to other holders of shares of Common Stock and such former holder’s right to receive payments of dividends and any other amounts payable in respect of the shares of Common Stock shall be governed by, and shall be subject to, the terms and provisions generally applicable to such shares of Common Stock.

     The Company shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the shares of Common Stock upon the exercise of Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any shares of Common Stock until such tax or other charge shall have been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due.
     3.2. Warrant Price. Each Public Warrant and Insider Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $7.50 per whole share, subject to the adjustments provided in Section 4 and in the last sentence of this Section 3.2. Each Initial Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $7.50 per whole share for 4,351,500 of the Initial Warrants and at the price of $10.00 per whole share for 4,351,500 of the Initial Warrants, in each case subject to the adjustments provided in Section 4 and in the last sentence of this Section 3.2. The term “Warrant Price” as used in this Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date; provided, however, that any change in the Warrant Price must apply identically in percentage terms to all of the outstanding Warrants, and provided further that any reduction in Warrant Price must remain in effect for at least twenty (20) business days.
     3.3. Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of (i) the completion of a Business Combination by the Company and (ii) one year after the date of the final prospectus relating to the Public Offering, and terminating at 5:00 p.m., New York City time, on the earlier to occur of (a) five years after the date of the final prospectus relating to the Public Offering and (b) the date fixed for calling such Warrant as provided in Section 6 of this Agreement (subject to extension in limited circumstances) (the date on which the Exercise Period terminates, the “Expiration Date”); provided, however, that (x) the Public Warrants shall not be exercisable and the Company shall not be obligated to issue Common Stock in respect thereof unless, at the time a holder seeks to exercise the Public Warrants, a registration statement containing a current prospectus relating to the Common Stock issuable upon exercise of the Public Warrants is effective and the Common Stock underlying the Public Warrants has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Public Warrants; (y) with respect to those Initial Warrants that are held by an Initial Investor or its Permitted Transferees and those Insider Warrants that are held by the Sponsor or its Permitted Transferees, the Exercise Period shall terminate at 5:00 p.m., New York City time, on the date that is five years after the date of the final prospectus relating to the Public Offering, which date shall be the “Expiration Date” for such Warrants, and (z) in addition to the exercise conditions set forth in this Section 3.3, the Initial Warrants will not become exercisable until the last sales price of the Common Stock on The NASDAQ Stock Market LLC, or other national securities exchange on which the Common Stock may be traded, equals or exceeds $11.00 per share (subject to proportional adjustment in the event of any adjustment to the Warrant Price or the number of shares of Common Stock issuable on exercise of each Warrant as provided in Section 4) for any 20 trading days within any 30 trading day period beginning at least 30 days following the consummation of the Business Combination. Except with respect to any right to receive the Call Price (as set forth in Section 6 hereunder), each Warrant (including any Warrant or fraction of a Warrant represented by a Unit) not exercised on or before the applicable Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on such Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that any extension of the duration of the Warrants must apply equally to all of the Warrants. Should the Company wish to extend the Expiration Date of the Warrants, the Company shall provide advance notice to The NASDAQ Stock Market LLC or other national securities exchange on which the Common Stock may be traded, and shall, if possible, provide at least two (2) months advance notice to The NASDAQ Stock Market LLC or such other national securities exchange, but in no event will the Company provide less than twenty (20) business days advance notice of such extension to The NASDAQ Stock Market LLC or such other national securities exchange and to the Registered Holders of Warrants.
     3.4. Exercise of Warrants.
     3.4.1. Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent or at the office of its successor as Warrant Agent, with the Subscription Form properly completed and duly executed, and, subject to Section 3.5, by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock and the issuance of the Common Stock, as follows:
     (a) in lawful money of the United States of America by certified or official bank check or by bank wire transfer in immediately available funds (or as otherwise agreed to by the Company); or
     (b) in the event of redemption pursuant to Section 6 in which the Company’s management has elected to require all applicable holders of Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants in exchange for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of

Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the Fair Market Redemption Value (as defined below) by (y) the Fair Market Redemption Value. The “Fair Market Redemption Value” shall mean the average reported last sale price per share of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants pursuant to Section 6; provided, that if the Fair Market Redemption Value cannot be so determined, the “Fair Market Redemption Value” shall be determined by the Board of Directors of the Company, in good faith.
     3.4.2. Issuance of Certificates. The Warrant Agent shall, by 11:00 A.M., New York City time, on the business day following the Exercise Date of any Warrant, advise the Company and the transfer agent and registrar in respect of (a) the shares of Common Stock issuable upon such exercise as to the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (b) the instructions of each Registered Holder or Participant, as the case may be, with respect to delivery of the shares of Common Stock issuable upon such exercise, and the delivery of definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, (c) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depositary, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Public Warrants remaining after such exercise, and (d) such other information as the Company or such transfer agent and registrar shall reasonably require.
     Subject to the next succeeding paragraph, the Company shall, by 5:00 P.M., New York City time, on the third business day next succeeding the Exercise Date of any Warrant and the clearance of the funds in payment of the Warrant Price, execute, issue and deliver to the Warrant Agent, the shares of Common Stock to which such Registered Holder or Participant, as the case may be, is entitled, in fully registered form, registered in such name or names as may be directed by such Registered Holder or the Participant, as the case may be. Upon receipt of such shares of Common Stock, the Warrant Agent shall, by 5:00 P.M., New York time, on the fifth business day next succeeding such Exercise Date, transmit such shares of Common Stock to or upon the order of the Registered Holder or Participant, as the case may be.
     In lieu of delivering physical certificates representing the shares of Common Stock issuable upon exercise, provided the Company’s transfer agent is participating in the Depositary’s Fast Automated Securities Transfer program, the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon exercise to the Registered Holder or the Participant by crediting the account of the Registered Holder’s prime broker with the Depositary or of the Participant through its Deposit/Withdrawal At Custodian system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.
     Notwithstanding anything herein to the contrary, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Public Warrant, and shall have no obligation to settle a Public Warrant exercise unless a registration statement under the Act with respect to the Common Stock underlying the Public Warrants is effective and a current prospectus is available, subject to the Company satisfying its obligations under Section 7.4 to use its commercially reasonable efforts. In the event that a registration statement with respect to the Common Stock underlying a Public Warrant is not effective under the Act, the holder of such Public Warrant shall not be entitled to exercise such Public Warrant. Warrants may not be exercised by, and securities may not be issued to, any Registered Holder in any jurisdiction in which such exercise would be unlawful. As a result of the provisions of this Section 3.4.2, any or all of the Public Warrants may expire unexercised. In no event shall the Registered Holder of a Warrant be entitled to receive any monetary damages if the shares of Common Stock underlying the Public Warrants have not been registered by the Company pursuant to an effective registration statement or if a current prospectus is not available for delivery by the Warrant Agent; provided, that the Company has fulfilled its obligation to use its commercially reasonable efforts to effect such registration and ensure a current prospectus is available for delivery by the Warrant Agent.
     3.4.3. Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.
     3.4.4. Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the Exercise Date, irrespective of the date of delivery of such certificate, except that, if such Exercise Date is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.
     3.5. Cashless Exercise for Initial Warrants and Insider Warrants.
     3.5.1. Determination of Amount. In lieu of the payment of the Warrant Price in cash, an Initial Investor or its Permitted Transferees, in the case of the Initial Warrants, or the Sponsor or its Permitted Transferees, in the case of the Insider Warrants, shall have the right to convert any exercisable but unexercised Initial Warrants or Insider Warrants, as applicable, into shares of Common

Stock (the “Conversion Right”) as follows: upon exercise of the Conversion Right, the Company shall deliver to the holder (without payment by the holder of any of the Warrant Price in cash) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying such Warrants, multiplied by the difference between the Warrant Price and the Fair Market Value by (y) the Fair Market Value. The “Fair Market Value” shall mean the average reported last sale price per share of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the Warrants are exercised; provided, that if the Fair Market Value cannot be so determined, the “Fair Market Value” shall be determined by the Board of Directors of the Company, in good faith.
     3.5.2. Mechanics of Cashless Exercise. The Conversion Right may be exercised by a Registered Holder during the Exercise Period by surrendering to the Warrant Agent (i) the Warrant Certificates evidencing the Warrants to be exercised and (ii) a properly completed and duly executed Subscription Form, exercising the Conversion Right and specifying the total number of shares of Common Stock the Registered Holder will purchase pursuant to such Conversion Right; provided that any holder that holds Warrants in a brokerage account shall follow the procedures of such holder’s broker and the Depositary in order to exercise the Conversion Right.
     4. Adjustments.
     4.1. Stock Dividends; Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.
     4.2. Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

     4.3. Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter. Before taking any action which would cause an adjustment pursuant to this Section 4 to reduce the Warrant Price below the then par value (if any) of the Common Stock, the Company will take any commercially reasonable corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Common Stock at the Warrant Price as so adjusted.
     4.4. Replacement of Securities upon Reorganization. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 4.1 or 4.2 or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.
     4.5. Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

     4.6. No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

     4.7. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
     4.8. Extraordinary Dividends. If the Company, at any time during the Exercise Period, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (w) as described in Sections 4.1, 4.2 or 4.4, (x) regular quarterly or other periodic dividends, (y) in connection with the conversion rights of the holders of Common Stock upon consummation of a Business Combination, or (z) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend.
     4.9. Notice of Certain Transactions. In the event that the Company shall (a) offer to holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling the holders of Common Stock to subscribe for shares of Common Stock, or (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Warrant holders and the Warrant Agent a notice of such action or offer. Such notice shall be mailed to the Registered Holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Section 4 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company has taken any such action and (x) in the case of any action covered by clause (a) or (b) above at least 10 days prior to the record date for determining the holders of the Common Stock for purposes of such action or (y) in the case of any other such action at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.
     4.10. Other Events. If any event occurs as to which the foregoing provisions of this Section 4 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Company fairly and adequately protect the purchase rights of the Registered Holders of the Warrants in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors of the Company, to protect such purchase rights as aforesaid.
     5. Transfer and Exchange of Warrants.
     5.1. Transfer of Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only as part of the Public Unit in which such Public Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Public Unit. Furthermore, each transfer of a Public Unit on the register relating to such Public Unit shall operate also to transfer the Public Warrant included in such Public Unit.
     5.2. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed by a bank, trust company, broker, dealer, municipal securities dealer, government securities dealer or broker, credit union, a national securities exchange, registered securities association or clearing agency, or a savings institution that is a participant in a Securities Transfer Association recognized program or by a Medallion Signature Guarantor and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request. From and after the Detachment Date, Public Warrants, and beneficial interests therein, may only be transferred in increments of one whole Public Warrant if the Public Warrant is detached from the Public Unit. From and after the Detachment Date, the transfer of a Public Unit shall continue to operate also to transfer the Public Warrant, or portion thereof, included in such Public Unit.
     5.3. Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depositary, or to a nominee of a successor depositary; provided, further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.
     5.4. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate for a fraction of a Warrant.
     5.5. Service Charges. No service charge shall apply to any holder of Warrants for any exchange or registration of transfer of Warrants.
     5.6. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
     6. Call.
     6.1. Call. Not less than all of the outstanding Warrants may be called, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (the “Call Price”), provided that (i) the last sales price of the Common Stock equals or exceeds $12.00 per share (the “Trigger Price”) for any twenty (20) trading days within a thirty (30) trading day period ending on the third business day prior to the date on which notice of the call is given (the “Measurement Period”) and (ii) the Public Warrants and the Common Stock underlying such Warrants are covered by an effective registration statement and a current prospectus is available from the beginning of the Measurement Period through the date fixed for the call; provided, further, that such call right shall not be applicable to those Initial Warrants that are held by an Initial Investor or its Permitted Transferees or to those Insider Warrants that are held by the Sponsor or its Permitted Transferees.
     6.2. Call Date; Notice of Call. In the event the Company shall elect to call all of the Warrants, subject to the limitations described in Section 6.1, the Company shall fix a date for the call, which date shall be prior to the expiration of the Warrants (the “Call Date”). Notice of the call shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the date fixed for the call to the Warrant Agent and the Registered Holders of the Warrants to be called at their last addresses as they shall appear in the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date sent whether or not the Registered Holder received such notice. In the event of any adjustment to the Warrant Price or the number of shares of Common Stock issuable on exercise of each Warrant as provided in Section 4, a proportional adjustment shall be made to the Trigger Price.
     6.3. Exercise after Notice of the Call. In the event the Company calls the Warrants for redemption as described above, the Company may require all holders that wish to exercise such warrants to do so on a “cashless basis.” In such event, each holder will pay the Warrant Price as set forth in Section 3.4.1(b).
     7. Other Provisions Relating to Rights of Holders of Warrants.
     7.1. No Rights as Stockholder. Without limiting Section 3.4.4, a Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, receiving dividends or other distributions, exercising any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
     7.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, upon evidence reasonably satisfactory to the Company and the Warrant Agent of the loss, theft, mutilation or destruction of the Warrant, and on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

     7.3. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
     7.4. Registration of Common Stock. The Company agrees that, prior to the commencement of the Exercise Period, it shall file with the SEC a post-effective amendment to the Registration Statement or a new registration statement, for the registration under the Act of, and it shall take such action as is necessary to qualify for sale, in those states in which the Public Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Public Warrants. In either case, the Company will use its commercially reasonable efforts to cause the same to become effective on or prior to the commencement of the Exercise Period and use its commercially reasonable efforts to maintain the effectiveness of such registration statement and ensure that a current prospectus is on file with the SEC until the expiration of the Warrants in accordance with the provisions of this Agreement; provided, however, that the Company shall not be obligated to deliver securities, and shall not have penalties for failure to deliver securities, if a registration statement is not effective or a current prospectus is not on file with the SEC at the time of exercise by the holder.
     7.5. Delivery of Prospectus or Notice. Upon the exercise of any Warrant, if the Company requests, the Warrant Agent shall deliver to the Holder of such Warrant, prior to or concurrently with the delivery of the shares of Common Stock issued upon such exercise, in accordance with the Company’s request, either (i) a prospectus relating to the shares of Common Stock deliverable upon exercise of Warrants and complying in all material respects with the Act or (ii) the notice referred to in Rule 173 under the Act.
     8. Concerning the Warrant Agent and Other Matters.
     8.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.
     8.2. Resignation, Consolidation or Merger of Warrant Agent.
     8.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of sixty (60) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and shall be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, rights, immunities, duties and obligations of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.
     8.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.
     8.2.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement, without any further act or deed.
     8.3. Fees and Expenses of Warrant Agent.
     8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

     8.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
     8.4. Liability of Warrant Agent.
     8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board of Directors, Vice Chairman of the Board of Directors, President, any Vice President, Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.
     8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution and administration of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.
     8.4.3. Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will, when issued, be valid and fully paid and nonassessable.
     8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for and pay to the Company all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

     8.6. Waiver. The Warrant Agent hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and American Stock Transfer & Trust Company, as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.
     9. Miscellaneous Provisions.
     9.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
     9.2. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or registered mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery or by facsimile transmission. Such notice or communication shall be deemed given (a) if mailed, two business days after the date of mailing, (b) if sent by national courier service, one business day after being sent, (c) if delivered personally, when so delivered, or (d) if sent by facsimile transmission, on the second business day after such facsimile is transmitted, in each case as follows:
if to the Warrant Agent, to:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038
Attn: George Karfunkel
Fax: (718) 331-1852

if to the Company, to:
Liberty Lane Acquisition Corp.
One Liberty Lane
Hampton, New Hampshire 03842
Attn: Kevin P. Clark
Fax: (603) 926-0222
in each case with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Jennifer A. Bensch, Esq.
Fax: (212) 735-2000
     9.3. Applicable Law. This Agreement and the Warrants shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and the New York Civil Practice Laws and Rules 327(b). The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.
     9.4. Waiver of Trial by Jury. Each party hereto hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Sponsor, any Initial Investor or any Permitted Transferee in the negotiation, administration, performance or enforcement hereof.
     9.5. Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns and the Registered Holders of the Warrants.

     9.6. Examination of this Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for examination by the Registered Holder of any Warrant. Prior to such examination, the Warrant Agent may require any such holder to submit his Warrant for inspection by it.
     9.7. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     9.8. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation hereof.
     9.9. Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including, but not limited to, any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.2 and 3.3 without such consent.
     9.10. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
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     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

LIBERTY LANE ACQUISITION CORP.
By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

[Warrant Agreement]

Schedule I
INITIAL INVESTORS
1. Liberty Lane Funding LLC
2. Koepfgen Investments LLC
3. W. Clayton Stephens
4. Simon B. Rich

S- 1

EXHIBIT A
FORM OF WARRANT CERTIFICATE

A - 1